UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        June 18, 2018

U.S. Xpress Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-38528	62-1378182
(Commission File Number)	(I.R.S. Employer Identification No.)

4080 Jenkins Road
Chattanooga, Tennessee	37421
(Address of Principal Executive Offices)	(Zip Code)

(423) 510-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐  Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended     transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2018 (the “Closing Date”), U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), entered into a Credit Agreement (the “Credit Agreement”) among the Company, the Guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners (in such capacity, collectively the “Lenders”), and Bank of America, N.A., as Administrative Agent, Swingline Lender, and L/C Issuer (the “Agent”). The Credit Agreement contains both a revolving credit facility (the “Revolver”) and a term loan facility (the “Term Loan” and, together with the Revolver, the “Credit Facilities”).

Under the Revolver, the Company is able to borrow up to $150.0 million, with an accordion feature that, so long as no event of default exists, allows the Company to request an increase in the borrowing amounts under the Revolver by a maximum amount of $75.0 million (less any increases under the Term Loan Facility). Borrowings under the Revolver are classified as either “base rate loans” or “Eurodollar rate loans.” Base rate loans accrue interest at a base rate equal to the Agent’s prime rate plus an applicable margin that is set at 1.25% through September 30, 2018 and adjusted quarterly thereafter between 0.75% and 1.50% based on the Company’s consolidated net leverage ratio. Eurodollar rate loans accrue interest at London Interbank Offered Rate, or a comparable or successor rate approved by the Agent, plus an applicable margin that is set at 2.25% through September 30, 2018 and adjusted quarterly thereafter between 1.75% and 2.50% based on the Company’s consolidated net leverage ratio. The Revolver requires payment of a commitment fee on the unused portion of the loan commitment of between 0.25% and 0.35% based on the Company’s consolidated net leverage ratio. In addition, the Revolver includes, within its $150.0 million revolving credit facility, a letter of credit sub-facility in an aggregate amount of $75.0 million and a swingline sub-facility in an aggregate amount of $15.0 million. The Revolver will mature on June 18, 2023.

The Term Loan is in the face amount of $200.0 million, with an accordion feature that, so long as no event of default exists, allows the Company to request an increase in the borrowing amounts under the Term Loan by a maximum amount of $75.0 million (less any increases under the Revolver). Borrowings under the Term Loan are classified as either “base rate loans” or “Eurodollar rate loans,” with the initial borrowing under the Term Loan classified as a base rate loan and converted to a Eurodollar rate loan pursuant to notice delivered on the Closing Date. The Term Loan will mature on June 18, 2023 and have scheduled quarterly principal payments between 1.25% and 2.50% of the original face amount of the Term Loan plus any additional amount borrowed pursuant to the accordion feature of the Term Loan, with the first such payment to occur on the last day of the Company’s fiscal quarter ending September 30, 2018.

Borrowings under the Credit Facilities are prepayable at any time without premium and are subject to mandatory prepayment from the net proceeds of certain asset sales and other borrowings. The Credit Agreement is secured by a pledge of substantially all of the Company’s assets, excluding, among other things, certain real estate and revenue equipment financed outside the Credit Facilities.

The Credit Agreement contains restrictive covenants including, among other things, restrictions on the Company’s ability to incur additional indebtedness or issue guarantees, to create liens on the Company’s assets, to make distributions on or redeem equity interests, to make investments, to transfer or sell properties or other assets and to engage in mergers, consolidations, or acquisitions. In addition, the Credit Agreement requires the Company to meet specified financial ratios and tests.

The Credit Agreement includes usual and customary events of default for a facility of this nature and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Credit Agreement may be accelerated, and the Lenders’ commitments may be terminated.

This description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed with the Company's Form 10-Q for the quarter ending June 30, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Xpress Enterprises, Inc.
(Registrant)

Date:	June 22, 2018	/s/ Eric A. Peterson
Eric A. Peterson
Chief Financial Officer, Treasurer, and Secretary